Exhibit 99.1

Contacts:	Media	Investor Relations
	Kris Charles	Mark Magnesen
	847-646-6251	847-646-3194
	kcharles@kraft.com	mmagnesen@kraft.com

DR. RICHARD A. LERNER ELECTED TO BOARD OF DIRECTORS
OF KRAFT FOODS

NORTHFIELD, IL, January 25, 2005 — Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, today announced the election of Richard A. Lerner, M.D., age 66, to its Board of Directors.  With the addition of Dr. Lerner, the company’s Board increases from ten to 11 directors, six of whom are not employees of either Kraft or Altria Group, Inc.

Dr. Lerner is President of The Scripps Research Institute, a private, non-profit biomedical research organization.  Previously, he served as Chairman of the Department of Molecular Biology before becoming president of Scripps, and has held staff appointments at the Wistar Institute in Philadelphia and at the Research Institute of Scripps Clinic in La Jolla.  Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences.  He is also on the Board of Directors for Xencor, a privately held biotechnology company and serves on the Scientific Advisory Boards of Dyadic, and of Senomyx, two biotechnology companies.

“I am delighted to welcome Richard Lerner to our Board of Directors,” said Kraft Chairman Louis C. Camilleri. “I believe that Kraft will benefit from both his extensive scientific expertise and his demonstrated business acumen.”

Dr. Lerner graduated from Northwestern University and Stanford Medical School. He has received numerous awards and honors from a number of prestigious institutions, including the Paul Ehrlich and Ludwig Darmstaedter Prize (2003) for his achievements in connection with the development of catalytic antibodies.

Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Maxwell House and Jacobs coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

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